February 1, 2022

BlackRock Corporate High Yield Fund, Inc.

100 Bellevue Parkway

Wilmington, Delaware 19809

Ladies and Gentlemen:

We have acted as special Maryland counsel to BlackRock Corporate High Yield Fund, Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to an aggregate of 40,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.10 per share (“Common Stock”), on its Registration Statement on Form N-2 filed by the Company with the Securities and Exchange Commission on February 1, 2022 (together with all amendments through the date hereof, the “Registration Statement”).

We have examined the Registration Statement (exclusive of the exhibits thereto other than the Company’s governing documents) and such corporate records, certificates, and documents as we deemed necessary for the purpose of this opinion. We have relied as to certain factual matters on information obtained from public officials and officers of the Company. Based on that examination, we advise you that in our opinion the Shares offered by the Company have been duly authorized and, assuming that upon any issuance of Shares the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its charter, when issued and delivered under the circumstances contemplated in the Registration Statement, will be legally issued, fully paid, and non-assessable.

In expressing the opinion set forth herein, we have assumed that (i) all documents submitted to us as originals are authentic, (ii) all documents submitted to us as copies conform with the originals of those documents, (iii) all signatures on all documents submitted to us for examination are genuine, (iv) each natural person executing any such document is legally competent to do so, (v) all public records reviewed by us or on our behalf are accurate and complete, and (vi) at the time of issuance of any of the Shares, (A) the Company will be in good standing under the laws of the State of Maryland, and (B) none of the governing documents of the Company will have been amended so as to cause such issuance of the Shares to conflict with or violate any provisions of the governing documents of the Company.

We express no opinion with respect to the laws of, or the effect or applicability of the laws of, any jurisdiction other than, and our opinion expressed herein is limited to, the laws of the State of Maryland. The opinion expressed herein is limited to the matters expressly set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

100 LIGHT STREET | BALTIMORE, MD 21202-1153 | 410.727.6464 | milesstockbridge.com

EASTON, MD • FREDERICK, MD • ROCKVILLE, MD • TYSONS CORNER, VA • WASHINGTON, D.C.

BlackRock Corporate High Yield Fund, Inc. February 1, 2022 Page 2

We hereby consent to the use of our name and the discussion of this opinion under the headings “Legal Matters” in the forms of Prospectus Supplements forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By:	/s/ Scott R. Wilson
Principal